UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

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Additional Information Concerning the 2016 Annual General Meeting of

Shareholders of Transocean Ltd.

to be held on May 12, 2016

The proxy statement for our 2016 annual general meeting sets forth target values for the 2015 performance unit grants to our named executive officers and identifies the target award percentage for maximum performance with respect to total shareholder return (“TSR”).

Although the previous six cycles in our performance unit program have yielded zero payout due to performance below established thresholds, the Compensation Committee of our Board of Directors continues to be sensitive to shareholder concerns over declining shareholder value.  Reflecting these concerns, in February 2016, the Compensation Committee introduced a cap on the performance award payouts if TSR is negative.  Specifically, if at the completion of the 2016-2018 performance cycle, the Company’s absolute TSR declines by an amount greater than 15%, then the number of earned performance units will not exceed 100% of target, regardless of the Company’s relative ranking in its performance peer group.  Without this limitation, the metric could otherwise result in a number of earned performance units greater than 100% of target.

The Compensation Committee will continue to evaluate this cap for future performance cycles to ensure that it reflects the relevant market conditions, thus maintaining our compensation philosophy to align pay with performance and to ensure maximum alignment with our shareholders.

The proxy statement also identifies operating costs as one of the performance measures within the context of our 2015 Annual Bonus Plan.  This financial measure is designed to motivate management to optimize an efficient cost structure in both expanding and contracting markets, including operating and maintenance expenses and general and administrative expenses.

As explained in the proxy statement, the established 2015 cost budget target was adjusted downward during the year to normalize for reduced rig activity.  The downward adjustment was necessary because internal operating cost budgets are developed at the beginning of the year based upon assumed rig activity for the year and the associated cost of operating each rig.  When market conditions decline and fewer rigs are utilized, the rig-related budgeted costs should be – and were – reduced and the related targets adjusted accordingly.  If these adjustments were not made to both measures, actual spending against established targets would have appeared artificially low, which could potentially lead to the unintended consequence of higher incentive awards due to lower rig activity.  Such an outcome would not be consistent with our desire to maintain rigorous standards with respect to our executive compensation program.